Exhibit 99.1

Spine Injury Solutions reports Q2 2017 financial results. updates, new COO and reminds for interactive video conference call 4:20 ET today.
HOUSTON, August 14, 2017 -- Spine Injury Solutions, Inc. (OTCQB-SPIN), a technology-driven, medical service, and healthcare solution and financing company servicing the multi-billion dollar spine injury sector, today announces Financial Results for Q2, 2017. In addition it has scheduled an interactive video Investor webinar conference call for today, Monday August 14, 2017 at 4:20 p.m. (EST) to discuss the company's financial results for Q2, 2017, meet its new Chief Operating Officer (COO) and discuss plans for its nationwide affiliate expansion Roll-out for its core Personal Injury Case funding. Shareholders Question & Answers will follow.
Dr. William Donovan, Chairman/CEO Commented; “Earlier this year, the company made the decision to expand our core business model of funding spinal injury medical procedures through our own affiliates. This model has generated approximately 9,000 procedures in seven years, with collection of approximately $17 million. These collections were accomplished with an average of three to four affiliates.   This expansion decision will require a branded, standardized and scalable program for replication nationally and additional funding will be necessary to accomplish this goal. I devoted additional resources in time and travel to explore new centers. With the announcement earlier today of a successful end to our search to fill the position of Chief Operating Officer (COO)  promised last quarter, with more of my time released to tend to existing affiliates and new affiliates developing, I anticipate a sustainable turn towards profitability.
Donovan went on to say, “As you can see from a press release issued earlier today, Jeffrey Cronk, DC, JD, formerly an independent member of SPIN’s Board of Directors for the past two years, has now been appointed to the executive position of Chief Operating Officer.  Jeff’s primary responsibilities will be to review organizational operations as well as to develop the national expansion of our affiliate program.
I invite all interested parties to attend our Q2 2017 interactive video conference call where you will meet our new COO, or view its replay which will be out by tomorrow morning.”
Results of Operations
For the Quarter ended June 30, 2017.
Comparison of the three month period ended June 30, 2017 with the three month period ended June 30, 2016.
We recorded $730,894 in gross revenue for the three months ended June 30, 2017, offset by $304,830 of the settlement discount resulting in net revenue of $426,064.  For the same period in 2016, gross revenue was $892,926, offset by $358,142 of settlement discount, resulting in net revenue of $534,784.  Revenue was negatively affected by the reduced case volume of the Tyler affiliate who saw revenue drop $105,674 from 2016. For the three months ended June 30, 2017, we worked with three spine injury diagnostic centers: Houston, Texas; Tyler, Texas and Odessa, Texas. West Texas/Lubbock, Texas will become active in the third quarter of 2017. Service cost was $140,583 for the three months ended June 30, 2017 compared to $184,789 for the same period in 2016. The decrease in service cost is attributable to the lower case volume in Houston and the reduced revenue of the Tyler affiliate.

During the three months ended June 30, 2017, we incurred $417,467 of operating, general and administrative expenses compared to $414,419 for the same period in 2016.  Operating, general and administrative expenses were flat for the 2017 quarter compared to 2016. There was research and development costs of $12,203 during the quarter ended June 30, 2017 as compared to $13,698 in 2016.
As a result of the foregoing, we had a net loss of $155,529 for the three months ended June 30, 2017, compared to a net loss of $91,987 for the three months ended June 30, 2016.
Liquidity and Capital Resources
For the six months ended June 30, 2017, cash used in operations was $196,584 which primarily included increases in accounts receivable of $105,149 and increases in prepaid expenses of $18,500, related party payables of $35,877 and accounts payable of $30,019.  For the same period in 2016 we had a increase in accounts receivable of 122,019, inventories of $12,175, prepaid expenses of $24,250, and a decrease in accounts payable of $29,488, partially offset by net loss of $38,828 and an decrease of $29,400 in due to related party.  We used no cash in investing activities for the six months ended June 30, 2017 and 2016.
Cash used in financing activities for the six months ended June 30, 2017 and 2016 consisted of repayments on our notes payable in the amount of $50,000 and $0, respectively, and net draws (repayments) on our line of credit of $75,000 and $20,000, respectively.
Conference Call Details

Conference Call: An investor's conference call with management will be held on Monday, August 14, at 4:20 p.m. (EDT). The call will be video WebCast with a short live Power Point presentation followed by Q & A.  The call may be accessed either by phone alone, which will not allow asking questions, or by phone and/or VOIP with headset after internet log-in with an on screen provided Audio Pin # which will allow verbally asking questions.  Questions can also be typed into an online chat screen at any time during the presentation or Q & A period.
Access to the Call:  To use the internet link, you must register prior to access. So we suggest you complete the registration and get your log-in information in advance of the start of the presentation.  You can register at any time. As mentioned above, the call is Monday August 14, at 4:20 p.m. (EDT).
Click or paste the link below in your browser for registration and web access to the presentation and follow the online instructions:
https://attendee.gotowebinar.com/register/5599367802524727555 or if the above link doesn't work, please try the following:
http://www.joinwebinar.com     Webinar ID: 615-551-691

Telephone Dial-in and/or VOIP which provides Q&A: To ask a question using your telephone, you must be online at the presentation website during the internet presentation where a unique Audio PIN # will be provided to you on screen after you log-in to the presentation console.  You must use the pin to hear the call on the phone. During the presentation, all will be muted until the Q&A portion. Questions can be asked by typing in the question in the provided questions link on the provided console at any time during the presentation and will be answered during the Q&A.
The Q & A will be moderated, but without an operator, and will be open to all questions after the formal presentations.  Review this short YouTube tutorial video for pointers on how to use the Webinar Features. (This is just a demo. Do not use the numbers or codes on this demo. Use what is provided above.)
YouTube webinar instructions: https://www.youtube.com/watch?v=61o5cMOhYls
If you use the telephone, but are NOT also online, you will be able to hear the presentation plus Q & A, but will remain in "listen only" mode for the duration of the call.
Conference Dial-in Number:  +1 (415) 930-5321
Participant Access Code:   658-980-303
Conference Play Back:  A video replay of the conference call presentation will be available several hours after the completion of the call at the company website:
http://www.spineinjurysolutions.com

About Spine Injury Solutions, Inc:
We are a medical services and technology company facilitating diagnostic services for patients who have sustained spine injuries resulting from traumatic accidents. We deliver turnkey solutions to spine surgeons, orthopedic surgeons DO’s and other healthcare providers that provide necessary and appropriate treatment of musculo-skeletal spine injuries resulting from automobile and work-related accidents. Our management and funding services help reduce the financial burden on healthcare providers that provide patients with early-stage diagnostic testing and non-invasive surgical care, preventing many patients from being unnecessarily delayed or inhibited from obtaining needed treatment.
Additional information about the company, along with a video replay of most recent Investor Conference Call can be found at its website at www.spineinjurysolutions.com.
About Quad Video HALO, Inc.:
A wholly owned subsidiary of Spine Injury Solutions, Inc. Quad Video HALO, Inc. brings surgeons and interventional pain doctors the technology to provide Transparency of their surgical procedures.  The Quad Video Technology V3.0 and HALO Rx creates a digital turnkey video and audio documentation solutions that integrates multiple views from other OR/treatment imagining sources with several other viewpoints just outside the sterile field.
Additional information about QVH, can be found at its website at www.QuadVideoHalo.com

Forward-Looking Statements: This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, healthcare services demands, changes in healthcare practices, government regulation, and other factors over which the company has little or no control. The company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the company's recent filings with the SEC.
Company Contact

Dr. William F. Donovan
Chairman, President & CEO
Spine Injury Solutions, Inc.
713-521-4220